UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2023

UNITED COMMUNITY BANKS, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-35095	58-1807304
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer Identification no.)

125 Highway 515 East
Blairsville, Georgia 30512
(Address of principal executive offices) (Zip Code)

(706) 781-2265

Registrant's telephone number, including area Code:

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $1.00 per share	UCBI	Nasdaq Global Select Market
Depositary Shares, each representing 1/1000th interest in a share of Series I Non-Cumulative Preferred Stock	UCBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 14, 2023, the Talent and Compensation Committee of the Board of Directors (the “Committee”) of United Community Banks, Inc. (the “Company”) approved and adopted a form of change in control continuity agreement (the “Change in Control Continuity Agreement”), which will provide severance payments and benefits to key executives who the Company has determined are most likely to be impacted in the event a change in control of the Company occurs. The Committee approved, and the Company entered into, a Change in Control Continuity Agreement with each of H. Lynn Harton, Jefferson L. Harralson, Richard W. Bradshaw, Robert A. Edwards, and Melinda Davis Lux. (collectively, the “Executives”). The Executives were previously party to change in control agreements with the Company, which were terminated by the Committee on November 1, 2022.  In addition, on February 14, 2023, in order to ensure the continued services and commitment of H. Lynn Harton, the Committee approved, and the Company entered into, an employment agreement with Mr. Harton, dated February 14, 2023 (the “Employment Agreement”).

Change in Control Continuity Agreements

After a review process, the Committee has adopted the form of Change in Control Continuity Agreement, which provides for an initial three-year term that will renew automatically for an additional year commencing on the first anniversary of the effective date and each annual anniversary thereafter so as to terminate three years from such renewal date, unless notice of nonrenewal is provided.  The payments and benefits provided under the Change in Control Continuity Agreements are “double trigger” and are not payable upon a termination of an Executive’s employment for “cause” or a resignation by an Executive without “good reason” or any termination of an Executive’s employment prior to a “change in control” of the Company. Defined terms referenced in this description of the Change in Control Continuity Agreements have the meaning given to them in such agreements.

The severance protections under the Change in Control Continuity Agreements become effective on a change in control of the Company and remain in effect for a two-year protected period thereafter.  Pursuant to the agreements, during such two-year period, the Executive would generally be entitled to compensation and benefits consistent with that applicable prior to the change in control.  If, during such two-year period, the Executive’s employment is terminated by the Company without cause (other than by reason of his or her death or “disability”) or the Executive terminates his or her employment with good reason, the Executive would be entitled to receive the following amounts and benefits, subject to the Executive’s execution and non-revocation of a release of claims against the Company and its affiliates:  (i) an amount equal to the product of (a) the severance multiple (three for Mr. Harton and two for all other Executives), and (b) the sum of the Executive’s annual base salary and average annual bonus in respect of the three years prior to the change in control (or, if higher, the applicable target annual bonus opportunity); (ii) a pro rata bonus amount for the year in which the date of termination occurs, based on the Executive’s target annual bonus opportunity (or if higher, the annual bonus earned based on the level of performance determined in connection with the change in control or thereafter for such year) (the “Prorated Bonus”); (iii) an amount equal to the severance multiple and the employer contributions under the Company’s qualified and non-qualified defined contribution plans, assuming the Executive is fully vested and his or her compensation is that applicable under the Change in Control Continuity Agreement; (iv) an amount equal to the product of the number of months corresponding to the severance multiple (36 for Mr. Harton and 24 for each other Executive) and the sum of the monthly COBRA premium for the group health care plans and the monthly premium for life insurance coverage on a conversion basis, based on the plans and at the levels of coverage applicable to the Executive prior to the date of termination) or if more favorable, the change in control; (v) an amount equal to the product of the severance multiple and the sum of annual club dues and car allowance (if any) provided to the Executive prior to the change in control or thereafter; and (vi) outplacement services at a cost of up to 10% of the Executive’s base salary. If the Executive’s employment is terminated during the protected period following a change in control due to death or disability, the Executive would not be entitled to the benefits described above, but would be entitled to receive the Prorated Bonus and death or disability benefits, as applicable, equal to those provided prior to the change in control (or, if more favorable, in effect on the date of death or disability).  The payments and benefits under the Change in Control Continuity Agreements will be reduced to the extent that they would be subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, unless the Executive would be better off on an after-tax basis receiving all such payments and benefits and paying his or her own excise tax.  The Change in Control Continuity Agreements do not provide for an excise tax gross up.

The Change in Control Continuity Agreements contain restrictive covenants, which provide for perpetual confidentiality and restrictions on interfering with customers and employees of the Company and competing with the Company’s business, while employed and for one year thereafter.  Following a Change in Control, the covenants in the Change in Control Continuity Agreements will be the sole covenants applicable to the Executives and, with respect to any equity award agreements between the Company and the Executive, the restrictive covenants provided under the Change in Control Continuity Agreements will replace and supercede the restrictive covenants in the equity award agreements.

Employment Agreement

Under the terms of the Employment Agreement, Mr. Harton will continue to serve as the Company’s Chief Executive Officer, President and Chairman of the Board of Directors as well as Chief Executive Officer and Chairman of the Board of United Community Bank.  The Employment Agreement is effective as of February 14, 2023 for a three-year term that extends automatically for an additional year commencing on the first anniversary of the effective date and each annual anniversary thereafter so as to terminate three years from such extension date, unless notice of nonrenewal is provided.  Upon a Change in Control of the Company, Mr. Harton’s Change in Control Continuity Agreement will supersede the Employment Agreement.

Under the terms of the Employment Agreement, Mr. Harton’s base salary is $1,050,000, annual cash incentive opportunity at target is not less than 100% of base salary (the “Target Incentive Award Opportunity”) and annual long-term incentive award opportunity will have a grant date fair value of not less than 200% of base salary, with the annual incentive award and long-term incentive awards to be determined by the Committee pursuant to the terms of the applicable plans and on a basis and with terms consistent with other executive officers of the Company, although Mr. Harton’s future long-term incentive awards will include vesting or continued vesting provisions that would apply upon his retirement on or after age 67.

Upon a termination of Mr. Harton’s employment by the Company without “cause” (other than by reason of his death or “disability”) or by Mr. Harton for “good reason” (as such terms are defined in the Employment Agreement), Mr. Harton would be entitled to receive the following amounts and benefits, subject to the his execution and non-revocation of a release of claims against the Company and its affiliates: (i) a pro rata annual cash incentive award for the year in which the termination occurs based on the level of achievement of the applicable performance goals; (ii) an amount equal to the product of 2.5 and the sum of Mr. Harton’s base salary and Target Incentive Award Opportunity and (iii) an amount equal to the product of 30 and the sum of the monthly COBRA premium for the group health care plans based on the coverage applicable to Mr. Harton prior to the date of termination.  If Mr. Harton’s employment is terminated due to death or disability, Mr. Harton (or his estate) would be entitled to receive the amount in clause (i), plus, in the case of disability only, the amount in clause (iii).

The Employment Agreement contains restrictive covenants, which provide for perpetual confidentiality and mutual nondisparagement; restrictions on interfering with customers and employees while employed and for one year and two years thereafter, respectively, and restrictions on competing with the Company’s business while employed and for one year thereafter.

The foregoing descriptions of the Change in Control Continuity Agreements and Employment Agreement are qualified in their entirety by reference to the text of the forms of Change in Control Continuity Agreement and Employment Agreement attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit index lists the exhibits that are either filed or furnished with this Current Report on Form 8-K.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change in Control Continuity Agreement between H. Lynn Harton and United Community Banks, Inc., dated February 14, 2023.

10.2	Form of Change in Control Continuity Agreement for Jefferson L. Harralson, Richard W. Bradshaw, Robert A. Edwards and Melinda Davis Lux, dated February 14, 2023.

10.3	Employment Agreement between H. Lynn Harton and United Community Banks, Inc., dated February 14, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Melinda Davis Lux
EVP, General Counsel, and Secretary

Date: February 14, 2023